EXHIBIT 5

Tel-Aviv, May 22, 2019

Our file: 2200410

RADA Electronic Industries Ltd.

7 Giborei Israel Blvd.

Netanya, 4250407

Israel

Re: Registration Statement on Form S-8 of RADA Electronic Industries Ltd.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), relating to 2,250,000 of the Company’s Ordinary Shares, par value NIS 0.030 per share (the “Shares”), issuable under the Company’s 2015 Share Option Plan, as amended (the “Plan”).

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that, the Shares, when issued and sold pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ S. Friedman & Co., Advocates